UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Nikola Corporation
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[Social media posts first used June 30, 2022]

•Annual Meeting ADJOURNED for more time to July 18, 2022, at 2:00 p.m. Pacific Time to allow stockholders additional time to vote to approve PROPOSAL 2! Nikola stockholders should VOTE NOW. Every vote matters!

Following thread: Voting is quick and simple! Call (855) 935-2562 or 1-(207) 607-7123 for international holders.

•Approving Proposal 2, which requires a majority of all outstanding common stock to pass, is VERY IMPORTANT!

Following thread: To VOTE NOW call (855) 935-2562 or 1-(207) 607-7123 for international holders or by going to www.proxyvote.com with your control number.

•All $NKLA Stockholders are urged to VOTE by calling (855) 935-2562 or 1-(207) 607-7123 for international holders by 11:59 p.m., Eastern Time, on July 17, 2022.

Following thread: Vote online by going to www.proxyvote.com with your control number.

•$NKLA Annual Meeting of Stockholders adjourned for more time to VOTE YES for Proposal 2!

Following thread: The deadline for voting is 11:59 p.m., Eastern Time, on July 17, 2022. VOTE TODAY!

[Transcript of video first used June 30, 2022]

Mark Russell, Nikola CEO:

[Message 1 appears at bottom of screen: Mark Russell, Nikola CEO]

Hey, Mark Russell here again.

If you’re on top of the news you know we’re close to having enough votes to approve Proposal 2, to increase the number of common shares we can issue from 600 to 800 million. These additional shares provide us flexibility to support the future growth and development of our business. To allow more time for you to vote, we’ve adjourned the Annual Meeting to Monday, July 18 at 2:00 PM Pacific Time.

[Message 1 fades at bottom of screen]

[Message 2 appears at bottom of screen:

VOTING HAS BEEN EXTENDED. PLEASE VOTE BY JULY 17, 11:59 P.M. ET BY CALLING OR GOING ONLINE

Call (855)-935-2562 in North America or 1-(207) 607-7123 if International or vote online at WWW.PROXYVOTE.COM

FOR MORE INFORMATION VISIT WWW.NIKOLAMOTOR.COM]

We greatly appreciate the support of our stockholders who have overwhelmingly voted in favor of Proposal 2. Thanks to your strong support we’re very close to securing the votes needed – as of June 30, we’re less than 2% short of the outstanding shares we need to be voted in favor for proposal 2 to pass.

Please cast your votes FOR Proposal 2 today, if you haven’t already. If you owned Nikola shares as of April 4, 2022, please vote your shares even if you’ve sold them. The deadline to vote is July 17th at 11:59 PM ET, but please don’t wait – vote now.

If you don’t have the instructions or materials handy, simply call the number on the screen. It’s quick and easy to vote. Someone can help you if you have questions. You can also vote online at the website shown.

[Message 2 fades at bottom of screen]

Thank you for your continued support of Nikola.